Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Investor Relations	Public Relations
	John Mills	Tom Johnson or Adam Miller
	(310)954-1105	(212)371-5999

Nautilus Appoints New Chief Executive

VANCOUVER, WA, March 26, 2008 - Nautilus (NYSE: NLS) today announced that its chairman, Edward Bramson, has assumed the additional duties of chief executive officer replacing Robert S. Falcone who has served in that capacity since August 13, 2007 when the board asked him to step in to run the company following the termination of the previous chief executive officer.

Mr. Bramson said, “All of the directors and I join in thanking Bob for his many contributions during a period of transition for the company. We wish him well in his future activities.”

The company is conducting a review of its operations and currently expects to communicate the results of the review to shareholders after the end of the second quarter.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS - News) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, and Universal®, Nautilus manufactures and markets innovative fitness products through direct, commercial, retail, and international channels. Formed in 1986, the company had 2007 sales of $502 million. It has 1,450 employees and operations in Washington, Oregon, Oklahoma, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, Australia and other locations around the world. Website: www.nautilusinc.com.